ASSET PURCHASE AGREEMENT
BETWEEN
STUART GRAHAM
AND
TRANSWORLD BENEFITS INTERNATIONAL INC.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made effective as of the 1st day of March, 2008, the ("Effective Date") by and between Stuart Graham, an individual ("Seller") and TransWorld Benefits International Inc., a California corporation (the "TBII").

RECITALS

WHEREAS, TBII is an existing public shell company and has conducted a reorganization (the "Reorganization") whereby TBII will no longer be a wholly owned subsidiary of TransWorld Benefits, Inc. ("TWBI"). TBII will undergo a name change, and TBII will engage, among other related activities, in the prepaid gift card and customer loyalty business (the "Business");

WHEREAS, TBII has or will promptly after the Closing Date adopt a business plan reviewed, developed and commented on by a party qualified and approved by TBII to advise on such business plans;

WHEREAS, following the Closing Date, TBII will use its best efforts to secure financing for the operation of the Business;

WHEREAS, following the Closing Date TBII will enter into a licensing agreement with TransWorld Benefits Inc. ("TWBI") whereby TWBI shall grant TBII permission to use all of the products and services of TWBI;

WHEREAS, the Seller has agreed to perform certain tasks for the benefit of TBII and sell the Purchased Assets to TBII in exchange for certain equity interests in TBII;

WHEREAS, Seller hereby agrees to enter into this Agreement and deliver to TBII any and all assignments and other documents or instruments of assignment, transfer or conveyance as TBII deems necessary or appropriate to effectuate the sale to TBII; and

WHEREAS, TBII desires, by execution and delivery of this Agreement, to purchase and accept the Purchase Assets from the Seller.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, the Seller and TBII agree as follows:

AGREEMENT 1. Purchase and Sale of the Purchased Assets
1.1. Agreement to Sell and Purchase Purchased Assets. Subject to the terms, provisions, conditions, waivers and disclaimers set forth in this Agreement, and effective as of the Closing Date (as defined below), Seller shall sell and TBII shall purchase, all of Seller's right, title, and interest in and to the Purchased Assets.

1.2. Purchased Assets. For purposes of this Agreement the "Purchase Assets" shall mean all of Seller's right title and interest in and to assets described on Schedule 1.2 to the extent legally assignable by Seller.

1.3. Purchase Price. Subject to the terms and conditions of this Agreement and in consideration of the promises, acts, and sale of the Purchased Assets by the Seller, TBII shall pay to Seller the "Purchase Price" as follows:

1.3.1. Cash. Four Hundred Thousand United States Dollars ($400,000) payable (a) promptly from the proceeds of a capital raise effectuated by TBII from a lender in an amount of at least five million dollars ($5,000,000) and upon consent from the lender for such a payout of the capital raise proceeds; or (b) in the event that a capital raise is not effectuated or the lender does not consent to the payout, in equal monthly payments over a twenty-four month period commencing upon the first month that TBII obtains positive cash flow from operations; and

1.3.2. Common Stock. Sixty-Seven Million (67,000,000) shares of TBII common stock subject to a restrictive legend, which shares shall be duly authorized by TBII and delivered upon the Closing Date.

1.4. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at such place as may be mutually agreed upon by TBII and Seller on March 1, 2008 (the "Closing Date"), or at such other date or time as may be mutually agreed upon in writing by TBII and Seller.

2. Covenants.

2.1. Convents of Seller. Seller hereby agrees as follows:

2.1.1. The Seller shall execute and deliver, or cause to be executed and delivered, any and all such other assignments and other documents or instruments of assignment, transfer or conveyance as TBII shall reasonably deem necessary or appropriate to effectuate the sale, assignment, conveyance, and delivery of the Purchased Assets as contemplated by Section 1.1 of this Agreement.

2.1.2. The Seller shall take all action necessary to enter into an executive employment agreement with TBII promptly after the Closing Date.

2.2. Covenants of TBII. TBII hereby agrees as follows:

2.2.1. TBII shall perform all tasks necessary to effectuate the transfer, assignment, conveyance, and delivery of the Purchase Price to the Seller, including without limitation obtaining the proper consents, executing share certificates, and delivering share certificates to the Seller.

2.2.2. TBII promptly shall provide notice to the Seller of any assignments or other documents or instruments of assignment, transfer or conveyance as TBII shall reasonably deem necessary or appropriate to effectuate the sale of the Purchased Assets.

2.2.3. TBII shall take all action necessary to enter into an executive employment agreement with Seller promptly after the Closing Date.

3.       Representations and Warranties.

3.1. Representations and Warranties of Seller: Seller hereby represents and warrants, as of the date of this Agreement and as of the Closing Date as follows:

3.1.1. Seller is a sophisticated investor and has knowledge and experience in financial and business matters that enable him to evaluate the merits and risks of the transactions contemplated by this Agreement.

3.1.2. Seller is duly and legally authorized to enter into this Agreement and any ancillary documents contemplated hereunder. Seller represents and warrants that he has or will have prior to the Closing Date, the authority to sell, transfer and assign all of the Purchased Assets pursuant to this Agreement free and clear of all claims, or encumbrances of any kind whatsoever.

3.1.3. This Agreement and all of the obligations of Seller hereunder are (or when executed and delivered, will be) the legal, valid and binding obligations of Seller, enforceable in accordance with the terns of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

3.1.4. The representations and warranties set forth in this Section 3.1 shall survive the closing of the transactions herein contemplated until the date that is twelve (12) months following the Closing Date.

3.2. Representations and Warranties of TBII: TBII hereby represents and warrants, as of the date of this Agreement and as of the Closing Date as follows:

3.2.1. TBII has taken all corporate action and is duly and legally authorized to enter into this Agreement.

3.2.2. This Agreement and all of the obligations of TBII hereunder are (or when executed and delivered, will be) the legal, valid and binding obligations of TBII, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.       Miscellaneous:

4.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to that state's rules regarding choice of law.

4.2. Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of all TBII and the Seller.

4.3. Severability. If any term, covenant, condition or provision hereof is unlawful, invalid or unenforceable for any reason whatsoever, and such illegality, invalidity or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

4.4. Rights Cumulative: Waivers. The rights of each of the parties under this Agreement are cumulative and may be exercised as often as any party considers appropriate under the terms and conditions specifically set forth. The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

4.5. Headings. The headings of the Sections contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

4.6. Construction. Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plural of such noun or pronoun and pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender. Any references herein to a particular Section or Schedule means a Section of or Schedule to, this Agreement unless another agreement is specified.

4.7. Binding Effect. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, including the Schedules hereto, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their respective heirs, executors, administrators, representatives, successors and permitted assigns.

4.8. Prior Understandings. This Agreement supersedes any and all prior discussions and agreements between the parties hereto with respect to matters contained herein, and this Agreement contains the sole and entire understanding between the parties hereto with respect to the transactions contemplated herein.

4.9.                 Amendment. This Agreement shall not be amended, altered or otherwise modified except by a subsequent writing, signed by all of the parties hereto.

4.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing any such counterpart. A signature page of this Agreement executed and transmitted via facsimile or electronic PDF file shall be deemed an original for all purposes.

4.11. No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto, and none of the provisions of this Agreement shall be deemed to be for the benefit of any other person or entity.

4.12. Further Assurances. Following the Closing, the Seller and TBII shall execute and deliver such documents, and take such other action, as shall be reasonably requested by the other party hereto to carry out the transactions contemplated by this Agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Purchase Agreement as of the date first set forth above.

SELLER:

Stuart Graham,
an individual

/s/ Stuart Graham,

TBII:

TransWorld Benefit International, Inc., a California corporation

By: /s/ Charles Seven
Name: Charles Seven
Its: Chief Executive, Officer

Schedule 1.2

Purchased Assets

1.	Checkmate Rewards LLC.

2.     Intellectual property pertaining to Checkmate Rewards including patent and trademarks.

3.     Contract with Primary Pay Card.

4.     Contracts with Wild at Work.

5.	All the assets and liabilities transferred from Allureis, Inc. to Sentinel Technology Services, LLC.

6.	Stuart Graham's best efforts, contacts and expertise in the loyalty and card industry.

7.	Narrowcasting — Health Fitness and Wellness programming using interne protocol television.

8.	Dining Card — Allows consumer to purchase a set of gift certificates at a fixed price.

9.	Thanks Rewards discounted gift certificates offered through a website

10.	Dineasaurus — Restaurant search engine with multiple filtering options.

11.	Red Carpet ID (RFID) — Customer recognition rewards and communications system using radio frequency identification technology.

12.	Advertising — Online advertising utilizing wild at work and other company products.